ARTICLES OF AMENDMENT
OF
PHILLIPS EDISON GROCERY CENTER REIT III, INC.

FIRST: Pursuant to Section 2-605 of the Maryland General Corporation Law (the “MGCL”), Phillips Edison Grocery Center REIT III, Inc. (the “Corporation”) desires to amend its charter as currently in effect and as hereinafter amended.

SECOND: Section 8.5 of the Articles of Amendment and Restatement of the Corporation is hereby deleted in its entirety and replaced with the following:

Section 8.5. Disposition Fee on Sale of Property. If the Advisor or a director or Sponsor or any Affiliate thereof provides a substantial amount of the services in the effort to sell the property of the Corporation, that Person may receive: (i) if a brokerage commission is paid to a Person other than an Affiliate of the Sponsor, an amount up to one-half of the total brokerage commissions paid but in no event an amount that exceeds 3% of the sales price of such property or properties or (ii) if no brokerage commission is paid to a Person other than an Affiliate of the Sponsor, an amount up to 3% of the sales price of such property or properties; provided, however, that the amount paid when added to all other real estate commissions paid to unaffiliated parties in connection with such sale shall not exceed the lesser of the Competitive Real Estate Commission or an amount equal to 6% of the sales price of such property or properties.

THIRD: Section 9.5 of the Articles of Amendment and Restatement of the Corporation is hereby deleted in its entirety and replaced with the following:

Section 9.5. Limitations on the Issuance of Options and Warrants. The Corporation shall not issue options or warrants to purchase Common Stock to the Advisor, a director, the Sponsors or any Affiliate thereof, except on the same terms as such options or warrants are sold to the general public. The Corporation may issue options or warrants to persons other than the Advisor, a director, the Sponsors or any Affiliate thereof, but not at exercise prices less than the fair market value of the underlying securities on the date of grant and not for consideration (which may include services) that in the judgment of the Conflicts Committee has a market value less than the value of such option or warrant on the date of grant. Options or warrants issuable to the Advisor, a director, the Sponsors or any Affiliate thereof shall not exceed an amount equal to 10% of the outstanding shares of Common Stock on the date of grant.

FOURTH: Section 9.14 of the Articles of Amendment and Restatement of the Corporation is hereby deleted in its entirety and replaced with the following:

Section 9.14. Limitations on Roll-Up Transactions. In connection with any proposed Roll-Up Transaction, an appraisal of all of the Corporation’s assets shall be obtained from a competent Independent Expert. If the appraisal will be included in a Prospectus used to offer the securities of a Roll-Up Entity, the appraisal shall be filed with the SEC and, if applicable, the states in which registration of such securities is sought, as an exhibit to the registration statement for the offering. Accordingly, an issuer using the appraisal shall be subject to liability for violation of Section 11 of the Securities Act and comparable provisions under state laws for any material misrepresentations or material omissions in the appraisal. The Corporation’s assets shall be appraised on a consistent basis. The appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the assets as of a date immediately prior to the announcement of the proposed Roll-Up Transaction. The appraisal shall assume an orderly liquidation of the assets over a 12-month period. The terms of the engagement of the Independent Expert shall clearly state that the engagement is for the benefit of the Corporation and its stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to stockholders in connection with a proposed Roll-Up Transaction. In connection with a proposed Roll-Up Transaction, the Person sponsoring the Roll-Up Transaction shall offer to each Common Stockholder who votes against the proposed Roll-Up Transaction the choice of:

(a)          accepting the securities of the Roll-Up Entity offered in the proposed Roll-Up Transaction; or

(b)          one of the following:

(i)          remaining as a Common Stockholder of the Corporation and preserving its interests therein on the same terms and conditions as existed previously; or

(ii)         receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of the Net Assets of the Corporation.

The Corporation is prohibited from participating in any proposed Roll-Up Transaction:

(a)          that would result in the Common Stockholders having democracy rights in a Roll-Up Entity that are less than the rights set forth in Sections 11.1, 11.3, 11.4, 11.5, 11.6 and 11.7 hereof;

(b)          that includes provisions that would operate as a material impediment to, or frustration of, the accumulation of shares by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity), or that would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of shares of Common Stock held by that investor;

(c)          in which investors’ rights of access to the records of the Roll-Up Entity will be less than those described in Section 11.6 hereof; or

(d)          in which any of the costs of the Roll-Up Transaction would be borne by the Corporation if the Roll-Up Transaction is not approved by the Common Stockholders.

FIFTH: The amendment to the Articles of Amendment and Restatement of the Corporation as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

SIXTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 8th day of August 2018.

ATTEST:			PHILLIPS EDISON GROCERY CENTER REIT III, INC.
/s/ Devin I. Murphy		By:	/s/ R. Mark Addy		(SEAL)
Name: Title:	Devin I. Murphy Chief Financial Officer, Treasurer and Secretary		Name: Title:	R. Mark Addy President and Chief Operating Officer